Exhibit 10.2

Time Warner Inc. 2013 Stock Incentive Plan

Special Retention RSU Agreement – 2018 (13RUM18)

For Use from October 22, 2016

Special Retention Restricted Stock Units Agreement — 2018

General Terms and Conditions

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to make a special retention grant of the restricted stock units (the “RSUs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a)	“Cause” means “Cause” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Cause” means (i) the Participant’s continued failure substantially to perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or any of its Affiliates to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties, (iii) the Participant’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, (iv) the Participant’s insubordination, willful malfeasance or willful misconduct in connection with the Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) the Participant’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Participant is subject. Unless otherwise provided in an employment agreement between the Company or any of its Affiliates and the Participant, the determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.

b)	“Disability” means “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time, to the extent that such definition also constitutes such Participant being considered “disabled” under Section 409A(a)(2)(C) of the Code.

c)	“Good Reason” means “Good Reason” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Good Reason” means (i) the failure of the Company to pay or cause to be paid the Participant’s base salary or annual bonus when due, (ii) any substantial and sustained diminution in the Participant’s authority or responsibilities materially inconsistent with the Participant’s position, (iii) a reduction in such Participant’s annual base salary or target annual bonus in effect as of the date of this Award without the Participant’s written consent or (iv) without the Participant’s written consent, any requirement that the Participant’s principal place of employment be relocated to a location that increases such Participant’s commute from his or her primary residence by more than thirty-five (35) miles; provided that any of the events described in clauses (i), (ii), (iii) and (iv) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that, unless otherwise provided in an employment agreement between the Company or any of its Affiliates and the Participant, “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice of his or her termination of employment for Good Reason prior to such date.

d)	“Merger Agreement” means the Agreement and Plan of Merger among Time Warner Inc., AT&T Inc. and West Merger Sub, Inc., dated as of October 22, 2016, as may be amended, modified or supplemented from time to time.

e)	“Notice” means (i) the Notice of Grant of Restricted Stock Units that accompanies this Agreement, if this Agreement is delivered to the Participant in “hard copy,” and (ii) the screen of the website for the stock plan administration with the heading “Vesting Schedule and Details,” which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Participant.

f)	“Participant” means an individual to whom RSUs have been awarded pursuant to the Plan and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan.

g)	“Plan” means the equity plan maintained by the Company that is specified in the Notice, which equity plan has been provided to the Participant separately and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

h)	“Prior Option Agreement” has the meaning set forth in Section 11(b) below.

i)	“Prior Options” has the meaning set forth in Section 11(b) below.

j)	“Prior RSU Agreement” has the meaning set forth in Section 11(a) below.

k)	“Prior RSUs” has the meaning set forth in Section 11(a) below.

l)	“Retirement” means a voluntary termination of employment by the Participant following the attainment of age 55 with ten (10) or more years of service as an employee or a director with the Company or any Affiliate, provided that such voluntary termination occurs on or after the closing of the transactions contemplated by the Merger Agreement (or, if the Merger Agreement is terminated and such closing does not occur, on or after termination of the Merger Agreement).

m)	“Severance Period” means the period of time following a termination of Employment during which a Participant is entitled to receive both salary continuation payments and continued participation under the health benefit plans of the Company or any of its Affiliates, whether pursuant to an employment contract with, or a severance plan or other arrangement maintained by, the Company or any Affiliate.

n)	“Shares” means shares of Common Stock of the Company.

o)	“Vesting Date” means each vesting date set forth below:

Vesting Date	% of 2018 RSUs Vested
February 15, 2019	25%
February 15, 2020	50%
February 15, 2021	75%
February 15, 2022	100%

p)	“Vesting Commencement Date” means February 15, 2018.

2.	Grant of Restricted Stock Units. The Company hereby grants to the Participant (the “Award”), on the terms and conditions hereinafter set forth, the number of RSUs set forth on the Notice. Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the applicable Vesting Date, subject to the terms and conditions set forth herein. RSUs do not constitute issued and outstanding shares of Common Stock for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.

3.	Dividend Equivalents and Retained Distributions. If on any date while RSUs are outstanding hereunder the Company shall pay any regular cash dividend on the Shares, then, for each RSU held by the Participant on the record date, the Participant shall be paid an amount of cash equal to the dividend paid on a Share (the “Dividend Equivalents”), with such payment made at the time that such dividends are paid to holders of Shares. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend other than a regular cash dividend or make any other distribution on the Shares, the Participant shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each RSU held by the Participant on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions unless the Board has in its sole discretion determined that an amount equivalent to such dividend or distribution shall be paid currently to the Participant (the “Retained Distributions”); provided, however, that if the Retained Distribution relates to a dividend paid in Shares, the Participant shall receive an additional amount of RSUs equal to the product of (I) the aggregate number of RSUs held by the Participant pursuant to this Agreement through the related dividend record date, multiplied by (II) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Retained Distributions will not bear interest and will be subject to the same restrictions as the RSUs to which they relate. Notwithstanding anything else contained in this Section 3, no payment of Dividend Equivalents or Retained Distributions shall occur before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Vesting and Delivery of Vested Securities.

a)	Except as otherwise provided in Sections 5, 6 and 7, the vesting of the RSUs and any Retained Distributions relating thereto shall occur only if the Participant has continued in Employment of the Company or any of its Affiliates on the Vesting Date and has continuously been so employed since the Date of Grant (as set forth in the Notice). Subject to the requirements and limitations in the immediately preceding sentence and the other terms and provisions of this Agreement and the Plan, no later than 60 days after each Vesting Date with respect to the Award, the Company shall issue or transfer to the Participant the number of Shares corresponding to such Vesting Date and the Retained Distributions, if any, covered by that portion of the Award.

b)	RSUs Extinguished. Upon each issuance or transfer of Shares in accordance with this Agreement, a number of RSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished and such number of RSUs will not be considered to be held by the Participant for any purpose.

c)	Final Issuance. Upon the final issuance or transfer of Shares and Retained Distributions, if any, to the Participant pursuant to this Agreement, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share.

d)	Section 409A. Notwithstanding anything else contained in this Agreement, no Shares shall be issued or transferred to a Participant and no Retained Distributions shall be paid before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Code.

5.	Termination of Employment.

a)	Notwithstanding any provision of an employment agreement between the Participant and the Company or an Affiliate or any severance plan that provides for different treatment, (i) if, prior to the Vesting Commencement Date, the Participant’s Employment with the Company and its Affiliates terminates for any reason other than those described in Sections 5(b) or Section 6 (including as a result of termination of the Participant’s Employment without Cause or due to Retirement), then all portions of the Award and all Retained Distributions relating thereto shall be completely forfeited on the date of any such termination, and (ii) if, on or following the Vesting Commencement Date but prior to the Vesting Date with respect to any portion of the Award, the Participant’s Employment with the Company and its Affiliates terminates for any reason other than those described in Section 5(b), (c) or (d) or in Section 6, then the RSUs covered by such portion of the Award and all Retained Distributions relating thereto shall be completely forfeited on the date of any such termination.

b)	If, on any date while RSUs are outstanding hereunder, the Participant’s Employment terminates as a result of his or her death or Disability, then, to the extent the RSUs were not extinguished or forfeited prior to such termination of Employment, the RSUs and all Retained Distributions relating thereto shall fully vest on the date of any such termination, and Shares subject to the RSUs shall be issued or transferred to the Participant (along with the Retained Distributions relating thereto) as soon as practicable, but no later than 60 days, following such termination of Employment.

c)

If, on or after the Vesting Commencement Date and prior to a Change of Control, the Participant’s Employment (i) terminates as a result of his or her Retirement (taking into account the provision in the definition thereof relating to the status of the transactions contemplated by the Merger Agreement) or (ii) is terminated by the Company and its Affiliates for any reason other than for Cause (x) on a date when the Participant satisfies the requirements for Retirement or (y) on a date when the Participant does not satisfy the requirements for Retirement, but the Participant would satisfy the requirements for Retirement during a Severance Period (for purposes of this clause (ii), based solely on whether the Participant has attained the relevant age and service requirements in the definition of Retirement and without regard to the status of the transactions contemplated by the Merger Agreement (the “Age and Service Requirements”)), then the RSUs and all Retained Distributions relating thereto shall fully vest on the date of such termination of Employment; and Shares subject to the RSUs shall be issued or transferred to the Participant (along with the Retained Distributions relating thereto) as soon as practicable, but no later than 60 days, following such termination of Employment.

d)	If, on or after the Vesting Commencement Date and prior to a Change of Control, the Participant’s Employment is terminated by the Company and its Affiliates for any reason other than for Cause (unless such termination is due to death or Disability) on a date when the Participant does not satisfy the Age and Service Requirements and the Participant would not satisfy such requirements by the end of a Severance Period, then the RSUs that were scheduled to vest on any Vesting Dates that occur before the end of a Severance Period, and any Retained Distributions relating thereto, shall become vested, and Shares subject to such RSUs shall be issued or transferred to the Participant (along with the Retained Distributions relating thereto) as soon as practicable, but no later than 60 days, following such termination of Employment. The portion of the RSUs that have a Vesting Date after the end of a Severance Period and any Retained Distributions related thereto shall be completely forfeited on the date of any such termination.

For purposes of this Section 5, a temporary leave of absence shall not constitute a termination of Employment or a failure to be continuously employed by the Company or any Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence is approved in writing by the Company or any Affiliate; provided, that such leave of absence constitutes a bona fide leave of absence and not a Separation From Service under Treas. Reg. 1.409A-1(h)(1)(i). Notice of any such approved leave of absence should be sent to the Company at One Time Warner Center, New York, New York 10019, attention: Director, Global Stock Plans Administration, but such notice shall not be required for the leave of absence to be considered approved.

Furthermore, if you are subject to an employment agreement that provides you the right to terminate your employment if the Company or one of its Subsidiaries is in material breach of its obligations thereunder, then if you terminate your employment as a result of a material breach, it will be deemed a termination without Cause for purposes of this Section 5, regardless of whether it occurs prior to, upon or after the closing of the transactions contemplated by, or following the termination of, the Merger Agreement.

In the event the Participant’s Employment with the Company or any of its Affiliates is terminated, the Participant shall have no claim against the Company with respect to the RSUs and related Retained Distributions, if any, other than as set forth in this Section 5 (and, if applicable, Section 6), the provisions of this Section 5 (and, if applicable, Section 6) being the sole remedy of the Participant with respect thereto.

6.	Acceleration of Vesting Date. In the event a Change in Control, subject to Section 7, has occurred on any date while RSUs are outstanding hereunder, (A) the Award will vest in full upon the earliest of (i) the Vesting Date with respect to each portion of the Award, (ii) the Participant’s Retirement and (iii) the termination of the Participant’s Employment by the Company or any of its Affiliates (I) by the Company other than for Cause (unless such termination is due to death or Disability) or (II) by the Participant for Good Reason and (B) Shares subject to the RSUs shall be issued or transferred to the Participant, as soon as practicable, but in no event later than 60 days following such Vesting Date, along with the Retained Distributions related thereto.

7.	Limitation on Acceleration.

a)

Notwithstanding any provision to the contrary in the Plan or this Agreement, in the event it is determined by an independent nationally recognized public accounting firm, which is engaged and paid for by the Company prior to the consummation of any transaction constituting a Change in Control (which for purposes of this Section 7 shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the Change in Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Participant not less than ten (10) business days prior to the Change in Control setting forth in reasonable detail the basis of the Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to such Participant under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to such Participant under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to such Participant or for such Participant’s benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction such Participant would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that such Participant would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this Section 7, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Participant before or after the Change in Control, including any amounts payable to such Participant following such Participant’s termination of employment hereunder with respect to any non-competition provisions that may apply to such Participant, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

b)	If the determination made pursuant to this Section 7 results in a reduction of the payments that would otherwise be paid to the Participant except for the application of this Section 7, the Company shall promptly give such Participant notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that such Participant would otherwise be entitled to receive under this Agreement or otherwise and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A of the Code, such Participant elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting such Participant to additional taxation under Section 409A of the Code.

c)

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the Participant’s benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the Participant’s benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for such Participant’s benefit shall be repaid by such Participant to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which such Participant is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for such Participant’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

d)	In the event of any dispute with the Internal Revenue Service (or other taxing authority) with respect to the application of this Section 7, the Participant shall control the issues involved in such dispute and make all final determinations with regard to such issues. The Company shall promptly pay, upon demand by such Participant, all legal fees, court costs, fees of experts and other costs and expenses which such Participant incurs in any actual, threatened or contemplated contest of such Participant’s interpretation of, or determination under, the provisions of this Section 7.

8.	Withholding Taxes.

a)	Obligation to Pay Withholding Taxes. The Participant acknowledges and agrees that, regardless of any action the Company or the Participant’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by the Participant (i) is and remains the Participant’s responsibility and (ii) may exceed the amount actually withheld by the Company or the Participant’s employer. The Participant further agrees and acknowledges that the Company and the Participant’s employer (x) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the RSUs or the subsequent sale of any Shares acquired from vesting of the RSUs, and the receipt of any Dividend Equivalents or Retained Distributions; and (y) do not commit to and are under no obligation to structure the terms of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, the Participant understands and acknowledges that if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant (as set forth in the Notice) and the date of any relevant taxable event, the Company and/or the Participant’s employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company’s obligation to deliver the Shares subject to the RSUs or to pay any Dividend Equivalents or Retained Distributions shall be subject to payment of all Tax-Related Items by the Participant.

b)	Satisfaction of Company’s Withholding Obligations. At the time any portion of an Award of RSUs, Dividend Equivalent or Retained Distribution relating thereto, becomes taxable to the Participant, he or she will be required to pay to the Company or the Participant’s employer, as applicable, any Tax-Related Items due as a result of such taxable event. The Company or the Participant’s employer shall have the right to withhold from any payment in respect of RSUs, transfer of Shares acquired at vesting, or payment made to the Participant or to any person hereunder, whether such payment is to be made in cash or in Shares, all Tax-Related Items as shall be required, in the determination of the Company, pursuant to any statute or governmental regulation or ruling. The Participant acknowledges and agrees that the Company or the Participant’s employer, in their sole discretion, may satisfy such withholding obligation by any one or a combination of the following methods:

(i)	by requiring the Participant to deliver a properly executed notice together with irrevocable instructions to a broker approved by the Company to sell a sufficient number of Shares to generate net proceeds (after commission and fees) equal to the amount required to be withheld and promptly deliver such amount to the Company;

(ii)	by requiring or allowing the Participant to pay the amount required to be withheld in cash or by check;

(iii)	by deducting the amount required to be withheld from the Participant’s current compensation or other amounts payable to the Participant;

(iv)	by allowing the Participant to surrender other Shares that (A) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Participant for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a fair market value on the date of surrender equal to the amount required to be withheld;

(v)	by withholding a number of Shares to be issued upon delivery of Shares that have a fair market value equal to the minimum statutory amount required to be withheld;

(vi)	by selling any Shares to the extent required to pay the amount required to be withheld; or

(vii)	by such other means or method as the Committee in its sole discretion and without notice to the Participant deems appropriate.

The Company may satisfy its obligation to withhold the Tax-Related Items on Dividend Equivalents and Retained Distributions payable in cash by withholding a sufficient amount from the payment or by such other means as the Committee in its sole discretion and without notice to the Participant deems appropriate, including withholding from salary or other amounts payable to the Participant, Shares or cash having a value sufficient to satisfy the withholding obligation for Tax-Related Items.

The Company will not issue any Shares to the Participant until the Participant satisfies the withholding obligation for Tax-Related Items. If the withholding obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant shall be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

c)	Compliance with Applicable Laws. The Committee may also require the Participant to acknowledge that he or she shall not sell or transfer Shares except in compliance with all applicable laws, and may apply such other restrictions on the sale or transfer of the Shares as it deems appropriate.

9.	Changes in Capitalization and Government and Other Regulations.

a)	The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

b)	In the event that the transactions contemplated by the Merger Agreement are consummated, upon the Effective Time (as defined in the Merger Agreement), the RSUs shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) if and when such RSU vests in accordance with its terms, in accordance with Section 4.5(c) of the Merger Agreement.

10.	Forfeiture. A breach of any restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the RSUs or any Dividend Equivalents and Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such RSUs and any Dividend Equivalents or Retained Distributions relating thereto.

11.	Amendment of Prior Agreements.

a)	Restricted Stock Units. In the case of any agreement between the Participant and the Company or an Affiliate relating to the grant of restricted stock units (“Prior RSUs”) that is outstanding on the date hereof (each, a “Prior RSU Agreement”), the definition of “Good Reason” in such agreement, if any, shall be deemed deleted and replaced in its entirety with the definition contained herein.

b)	Options. In the case of any agreement between the Participant and the Company or an Affiliate relating to the grant of Options (“Prior Options”) that is outstanding immediately prior to the date hereof (each, a “Prior Option Agreement”), in the event of a Change in Control, any section of such agreement requiring the Participant to retain a number of Shares for a specified period following the date of exercise of such Option shall be deemed deleted in its entirety and such requirement shall be deemed waived.

c)	The Participant acknowledges and agrees that Sections 11(a) and 11(b) of this Agreement constitute an amendment of any Prior RSU Agreements and Prior Option Agreements.

12.	Treatment of Grant Under Employment Agreement and Merger Agreement. If the Participant is subject to an employment agreement between the Participant and the Company or an Affiliate that provides for annual long-term incentive compensation, the Participant agrees that the RSUs covered by the Award shall be considered as if they had been granted on the Vesting Commencement Date. Furthermore, for purposes of Section 6.9(a)(ii) of the Merger Agreement, the RSUs shall be considered as if they had been granted on the Vesting Commencement Date for purposes of determining the value of the Participant’s target long-term incentive opportunity immediately prior to the Effective Time (as defined in the Merger Agreement) and, the RSUs shall count toward determining whether target annual cash bonus opportunities and target long-term incentive compensation opportunities for 2018 are no less favorable in the aggregate than immediately prior to the Effective Time.

13.	Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue in the employ of the Company or any of its Affiliates and the Company and any such Affiliate shall have the right to terminate the Employment of the Participant at any such time, with or without cause, notwithstanding the fact that some or all of the RSUs and related Retained Distributions covered by this Agreement may be forfeited as a result of such termination. The granting of the RSUs under this Agreement shall not confer on the Participant any right to any future Awards under the Plan.

14.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Warner Inc., at One Time Warner Center, New York, NY 10019, attention Director, Global Stock Plans Administration, and to the Participant at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.

15.	Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Participant under this Agreement without his or her consent.

16.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives.

17.	Copy of the Plan and Documents. By entering into the Agreement, the Participant agrees and acknowledges that he or she has received and read a copy of the Plan. The Participant acknowledges and agrees that the Participant may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to stockholders and proxy statement related to its annual meeting of stockholders (which become available each year approximately three months after the end of the calendar year), and the Participant consents to receive such documents electronically through the Internet or as the Company otherwise directs.

18.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

19.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

20.

Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York located in the County of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to Section 14 hereof.

21.

Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of RSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding RSUs that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). The Participant understands that Data may be collected from the Participant directly or, on Company’s request, from the Participant’s local employer. The Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). The Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. The Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. The Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. The Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, the Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. The Participant understands that such objection may affect his/her ability to participate in the Plan. The Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.